IMPORTANT NOTICE

REGARDING YOUR INVESTMENT

PIMCO SPONSORED CLOSED-END FUNDS

June 3, 2014

Dear Investor:

The Board of your PIMCO Sponsored Closed-End Fund (the “Fund”) has sent you detailed information regarding the upcoming Special Meeting of Shareholders on June 9th to ask for your vote on an important proposal affecting your Fund.

Should you have any questions regarding the proposal or to vote your shares, please call 1 (877) 361-7967.

Detailed information about the Special Meeting and the proposal can be found in the proxy statement. To view the proxy material electronically, please log on to www.proxyonline.com by using your control number found on the proxy ballot. For your convenience, we have included another copy of the proxy ballot for your review.

THE FUND’S RECORDS INDICATE THAT YOU HAVE NOT VOTED. PLEASE TAKE A MOMENT NOW TO CAST YOUR VOTE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING.

Voting is easy. Please take a moment now to cast your vote using one of the options listed below:

1. Vote via the Internet. Simply visit www.proxyonline.com and enter your control number found on the enclosed proxy ballot.

2. Vote by Phone. Simply dial the toll-free number indicated on the enclosed proxy ballot and enter your control number.

3. Vote by Phone with a live operator. Simply dial toll-free 1 (877) 361-7967. Please have the proxy ballot available at the time of the call.

4. Vote by Mail. Simply cast your vote by signing, dating and mailing the enclosed proxy ballot in the postage-prepaid return envelope provided.

5.      Vote at the Meeting. The Special Meeting is scheduled to be held on June 9, 2014 at the offices of Pacific Investment Management Company LLC (“PIMCO”), at 1633 Broadway, between West 50th and West 51st Streets, 42nd Floor, New York, New York 10019 at 9:30 AM Eastern Time.

Thank you in advance for your participation.